Exhibit 10(x)

SEPARATION AGREEMENT AND

FULL AND FINAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS (this “Agreement”) is entered into effective as of this 16th day of June, 2008 by and among Ralph N. Strayhorn III (“Mr. Strayhorn”), BNC Bancorp, a North Carolina corporation, and Bank of North Carolina, a North Carolina bank and wholly owned subsidiary of BNC Bancorp. BNC Bancorp and Bank of North Carolina are hereinafter sometimes referred to together or individually as “BNC,” and Mr. Strayhorn and BNC are hereinafter sometimes referred to together as the “Parties” or each individually as a “Party.”

WHEREAS, Mr. Strayhorn has been serving as the Chief Administrative Officer and Executive Vice President of BNC and as a director of BNC,

WHEREAS, the Parties entered into a December 18, 2007 Employment Agreement (the “Employment Agreement”), providing cash severance and other benefits for Mr. Strayhorn at employment termination, conditional upon Mr. Strayhorn entering into an agreement not to compete with BNC,

WHEREAS, Bank of North Carolina and Mr. Strayhorn also entered into a December 18, 2007 Amended Salary Continuation Agreement (the “SERP”), providing in section 2.2 for payment of a cash benefit to Mr. Strayhorn no earlier than the first day of the seventh month after his employment termination if his employment terminates before attaining age 65,

WHEREAS, Bank of North Carolina and Mr. Strayhorn also entered into a December 18, 2007 Amended Endorsement Split Dollar Agreement (the “Split Dollar Agreement”), granting to Mr. Strayhorn the right to designate the beneficiary of a portion of the death benefits payable at Mr. Strayhorn’s death under an insurance policy owned by Bank of North Carolina on Mr. Strayhorn’s life,

WHEREAS, the Parties have mutually agreed to terminate Mr. Strayhorn’s employment relationship and director service and desire to enter into this Agreement, superseding the Employment Agreement in its entirety, providing for certain payments and benefits to be made to Mr. Strayhorn upon termination of employment, and imposing restrictive covenants, confidentiality obligations, and other obligations on Mr. Strayhorn, and

WHEREAS, if Mr. Strayhorn executes and returns this Agreement to BNC within 21 days after the June 16, 2008 date on which he was given a copy of this Agreement and if Mr. Strayhorn does not revoke his acceptance of this Agreement under section 3.8, then this Agreement shall become effective at 5:30 p.m. on the seventh day after Mr. Strayhorn executes and returns this Agreement to BNC (the “Effective Date”).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows.

ARTICLE 1

TERMINATION

1.1 Employment resignation. (a) The Parties have mutually agreed to end Mr. Strayhorn’s employment relationship with BNC and with all subsidiaries and affiliates of BNC effective June 16, 2008 (the “Severance Date”). Effective as of the Severance Date Mr. Strayhorn hereby resigns (x) as Chief Administrative Officer and Executive Vice President of BNC Bancorp and Bank of North Carolina and (y) any and all other positions he may hold with BNC Bancorp, Bank of North Carolina, or any of their subsidiaries or affiliates. Mr. Strayhorn shall have no authority to enter into agreements or otherwise bind BNC, Bank of North Carolina, or any of their subsidiaries or affiliates after the Severance Date. As part of the amicable resolution of the employment relationship between the Parties, Mr. Strayhorn acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with BNC or its corporate affiliates, subsidiaries, successors, or assigns. Mr. Strayhorn further acknowledges that BNC shall not be under any obligation whatsoever to consider him for reinstatement, employment, re-employment or other similar status at any time. Mr. Strayhorn further agrees that no BNC Releasee (as defined in section 3.1) shall be liable for any damages now or in the future because it refuses for any reason whatsoever to employ Mr. Strayhorn. The provisions set forth in this section may be waived or modified solely by a writing that expressly references this section and that is signed by the Parties.

1.2 Director resignation. Effective on the Severance Date Mr. Strayhorn hereby resigns from BNC Bancorp’s board of directors, from Bank of North Carolina’s board of directors, and from any and all boards of directors of BNC’s subsidiaries, affiliates, or other business entities owned or controlled by BNC.

1.3 Return of property. Mr. Strayhorn acknowledges and agrees that within three business days after the Effective Date he must return all files, memoranda, records, company credit cards, company manuals, computer equipment, computer software, and any other equipment or documents (including all copies and excerpts), and all other physical or electronic property of similar type that he received from BNC or that he used in the course of employment with BNC.

1.4 Other Benefits. After the Severance Date, Mr. Strayhorn agrees that he shall no longer be entitled to reimbursement of bar association dues, state bar dues, or any country club dues incurred after the Severance Date.

ARTICLE 2

TERMINATION BENEFITS

In consideration of his decision to enter into this Agreement, and conditioned upon Mr. Strayhorn’s material compliance with his obligations under this Agreement (regardless of whether the covenants, obligations, or provisions set forth in such sections are otherwise deemed enforceable) and the Noncompetition and Confidentiality Agreement required under Article 6 of this Agreement, BNC agrees to provide Mr. Strayhorn the benefits set forth in this Article 2. Mr. Strayhorn acknowledges and agrees that the benefits set forth in this Article 2 represent good, valuable, and sufficient consideration for the mutual promises and duties set forth in this Agreement, that from and after the Effective Date Mr. Strayhorn shall have no further rights under or interest in the Employment Agreement, and that from and after the Effective Date the Employment Agreement shall be void and of no further force or effect.

2.1 Tax withholding; termination of participation in benefit plans; death or disability of Mr. Strayhorn. All tax and other amounts BNC is required to withhold or deduct shall be deducted from the payments to Mr. Strayhorn under this Agreement. Except as described in this Article 2, Mr. Strayhorn’s eligibility for, coverage under, and participation in all retirement, savings, welfare, fringe benefit, compensation, and bonus plans shall terminate on the Severance Date. Benefits specified in this Article 2 shall continue to be payable and enforceable regardless of Mr. Strayhorn’s death or disability, and the provisions of this Article 2 shall be enforceable by Mr. Strayhorn’s heirs and personal representatives. Upon Mr. Strayhorn’s disability, payments due hereunder shall be made to Mr. Strayhorn or, if a legal guardian is appointed for Mr. Strayhorn, to the legal guardian, and at Mr. Strayhorn’s death payments under this Agreement shall be made to Mr. Strayhorn’s estate (or to such beneficiary as shall be designated to BNC by Mr. Strayhorn in writing) in such manner and at such times as set forth in this Article 2.

2.2 Cash severance. (a) Mr. Strayhorn shall receive a lump sum cash payment in the gross amount of $547,764, subject to applicable tax and other withholdings, within seven days after the Effective Date.

(b) BNC shall reimburse Mr. Strayhorn for all business expenses incurred by Mr. Strayhorn in his employment with BNC before the Severance Date, provided that Mr. Strayhorn timely and properly submits the expenses in accordance with BNC’s normal business expense reimbursement policy.

2.3 Director and officer liability insurance. After the Severance Date Mr. Strayhorn shall continue to be covered under BNC’s director and officer liability insurance for the period that Mr. Strayhorn was an officer and director of BNC, its subsidiaries, and affiliates, but only to the extent coverage is provided by the terms of the director and officer liability insurance contract in effect on the Severance Date.

2.4 Outplacement assistance and use of office. BNC hereby promises to pay or cause to be paid to Mr. Strayhorn reasonable outplacement expenses in an amount up to $25,000, provided Mr. Strayhorn advises BNC in advance of the outplacement service provider Mr. Strayhorn intends to use and provided Mr. Strayhorn submits to BNC for payment the billing statements issued by the outplacement service provider. For one year after the Severance Date BNC shall provide to Mr. Strayhorn the use of office space and reasonable office support facilities, including secretarial assistance, for the sole purpose of assisting Mr. Strayhorn in his effort to obtain employment.

2.5 SERP and Split Dollar Agreement. (a) Mr. Strayhorn acknowledges and agrees that termination of his relationship with BNC as of the Severance Date constitutes a Separation from Service as defined in section 1.13 of Mr. Strayhorn’s SERP and an Early Termination as defined in section 1.7 of the SERP. Accordingly, Mr. Strayhorn shall be entitled to receive the Early Termination benefit provided by section 2.2 of the SERP, which according to section 2.2.3 shall be paid in a single lump sum on the first day of the seventh month after June 2008 if Mr. Strayhorn’s vested Accrual Balance, as that term is defined in section 1.1 of the SERP, is $150,000 or less. The SERP Accrual Balance on September 1, 2008 is expected to be $145,769, and according to SERP section 2.2.4 Mr. Strayhorn would be 80% vested in that Accrual Balance on September 1, 2008, yielding a vested Accrual Balance of $116,616. BNC hereby promises to pay to Mr. Strayhorn on January 1, 2009 cash in the amount of $116,616 under section 2.2 of the SERP. Upon receipt of that payment by Mr. Strayhorn BNC, its subsidiaries, and its affiliates shall have no further obligation under and Mr. Strayhorn and his Beneficiaries, as defined in SERP section 1.2, shall have no further interest in the SERP, and the SERP shall thereafter be void and of no further force or effect.

(b) Under the terms of Mr. Strayhorn’s Split Dollar Agreement his termination of employment and director service with BNC and Bank of North Carolina has no effect on his rights under the Split Dollar Agreement and the Split Dollar Agreement shall remain in place, subject to its terms, provided that Section 8.1(y) of the Split Dollar Agreement shall be of no effect, the parties hereby acknowledge that no such event has occurred. The parties acknowledge this obligations on BNC’s successors and assigns pursuant to Section 8.4 of the Split Dollar Agreement.

2.6 Life and medical insurance coverage. (a) Subject to section 2.6(b), BNC shall continue or cause to be continued at BNC’s expense life and medical insurance benefits in effect during and in accordance with the same scheduling prevailing in the two years preceding the Severance Date. The benefits provided under this section 2.6 shall continue until the first to occur of (x) the Executive’s death, (y) July 21, 2010, or (z) Mr. Strayhorn’s employment by another employer, provided he is eligible for comparable coverage from such employer.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 2.6(a) it is not possible to continue Mr. Strayhorn’s coverage, or (y) when employment termination occurs Mr. Strayhorn is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance coverage benefits specified in section 2.6(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 2.6(a) BNC shall pay to Mr. Strayhorn in a single lump sum an amount in cash equal to the present value of BNC’s projected cost to maintain that particular insurance benefit had Mr. Strayhorn’s employment not terminated, assuming continued coverage until July 21, 2010. The lump-sum payment shall be made 30 days after the Severance Date or, if a six-month payment delay is required by section 4.2 and by Internal Revenue Code section 409A, on the first day of the seventh month after the month in which Mr. Strayhorn’s employment terminated.

2.7 Contingent payment. Mr. Strayhorn acknowledges that he has no rights to any payment under Article 5 of the Employment Agreement.

2.8 Stock options. Mr. Strayhorn acknowledges and agrees that he holds no options or rights to acquire BNC stock under any of BNC’s stock option plans and is therefore entitled to no benefits or payments in exchange for vested or unvested stock options or stock rights of any kind.

2.9 Other Benefits. Nothing herein shall prevent Mr. Strayhorn from receiving and being entitled to all benefits due to him under the terms of BNC’s 401(k) plan.

ARTICLE 3

LIABILITIES

3.1 Release of BNC by Mr. Strayhorn. (a) In consideration of the benefits set forth in Article 2 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, but subject to the provisions of section 3.1(b), Mr. Strayhorn, for himself and for his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges BNC and all of their parent, subsidiary, and/or affiliated companies, as well as their successors, assigns, officers, directors, agents, representatives, attorneys, stockholders, insurers, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries, and insurers of such plans or programs), and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (collectively, the “BNC Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Mr. Strayhorn may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Mr. Strayhorn’s employment or director service with or separation from BNC. It is understood that, subject to the provisions of section 3.1(b) below, this Release includes but is not limited to all claims, actions, or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions, or causes of action that were or could have been asserted before any administrative agency or in court, as well as any claims, actions, or causes of action for misrepresentation (but not intentional misrepresentation), defamation, discrimination, or harassment in any form, retaliation, any claims under any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local statutes, rules, ordinances, or regulations, any and all claims for alleged wrongful discharge, retaliation, negligent or intentional infliction of emotional distress, and breach of contract, any and all claims for compensation, bonuses, commissions, lost wages, stock or stock options, or unused accrued vacation or sick pay, any and all claims for severance or similar benefits or to post-employment health or group insurance benefits, any and all claims for attorneys’ fees, costs, or indemnification, and any and all other claims resulting from any alleged unlawful behavior or conduct by any BNC Releasee, the existence of which is specifically denied by the BNC Releasees.

(b) Despite section 3.1(a), nothing in this Agreement is intended to waive or otherwise modify Mr. Strayhorn’s right (1) to enforce this Agreement or any agreement that remains in full force and effect under section 7.3(a), (2) to pursue claims that cannot by statute or otherwise be released by private agreement, (3) to seek indemnification from BNC or any subsidiary or other affiliate thereof for claims made as a result of his having served as an officer or director of BNC, to the extent indemnification is provided to Mr. Strayhorn under the Articles of Incorporation or Bylaws of BNC or by applicable law, or (4) to receive any vested benefits payable to Mr. Strayhorn under the terms of Bank of North Carolina’s 401(k) plan.

3.2 Release of Mr. Strayhorn by BNC. (a) In consideration of Mr. Strayhorn’s agreement to accept the terms and provisions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, but subject to the provisions of section 3.2(b), BNC, for itself, its subsidiaries, affiliates, successors and assigns, and all or their parent, subsidiary, and/or affiliated companies, as well as their successors, assigns, officers, directors, agents, representatives, attorneys, stockholders, insurers, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries, and insurers of such plans or programs), and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section fully, finally and forever releases and discharges Mr. Strayhorn, his heirs, executors, administrators and assigns, and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (the “Strayhorn Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which BNC may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Mr. Strayhorn’s employment or director service with or separation from BNC. It is understood that, subject to 3.2(b), this Release includes but is not limited to all claims, actions, or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions, or causes of action that were or could have been asserted before any administrative agency or in court, as well as any claims, actions, or causes of action for misrepresentation (but not intentional misrepresentation), defamation, discrimination, or harassment in any form, retaliation, any claims under any federal, state, local or other governmental statute or ordinance, including, without limitation, any and all federal, state or local statutes, rules, ordinances, or regulations, any and all claims for alleged negligent or intentional infliction of emotional distress, and breach of contract, any and all claims for attorneys’ fees, costs, or indemnification, and any and all other claims resulting from any alleged unlawful behavior or conduct by any Strayhorn Releasee, the existence of which is specifically denied by the Strayhorn Releasees.

(b) Despite section 3.2(a), nothing in this Agreement is intended to waive or otherwise modify and BNC does not release (1) any claims to enforce this Agreement or any agreement that remains in full force and effect under section 7.3(a), or (2) any claims that cannot by statute or otherwise be released by private agreement.

3.3 The releases in sections 3.1 and 3.2 cover known and unknown claims. For the purpose of implementing full and complete releases and discharges as set forth in section 3.1 on Mr. Strayhorn’s part in favor of BNC and in section 3.2 on BNC’s part in favor of Mr. Strayhorn, the Parties expressly acknowledge that this Agreement is intended to include, without limitation, claims the Parties do not know or suspect to exist at the time they sign this Agreement and that this Agreement contemplates the extinguishment of any such claim or claims, except as expressly provided in sections 3.1(b) and 3.2(b).

3.4 No claims have been made or assigned to others. Mr. Strayhorn and BNC represent that neither they nor anyone on their behalf has filed or assigned to others the right to file, nor are there currently pending by Mr. Strayhorn or BNC or anyone on their behalf, any complaints, charges, or lawsuits against the BNC Releasees or the Strayhorn Releasees (as the case may be), or any of them, with any governmental agency, any court, or with or in any other forum, and that neither Mr. Strayhorn nor BNC nor anyone on their behalf will file, assign to others the right to file, or make any further claims against the BNC Releasees or the Strayhorn Releasees (as the case may be), or any of them, at any time for any alleged acts or omissions covered by the releases in this Article 3. Each of the Parties agrees that if it asserts or if anyone on its behalf asserts any claim or files any complaint, charge or lawsuit that is covered by the releases in this Article 3, the Party waives any monetary recovery or other individual relief in that action and shall pay all of the attorneys’ fees, expenses, and costs incurred by the defending party in responding to the claim, complaint, or action.

3.5 Neither Party knows of unlawful corporate conduct. The Parties each confirm that they are not aware of any activities engaged in or directed by BNC, by officers of BNC, or by directors of BNC, including Mr. Strayhorn, that either of the Parties believes to have been unlawful or an intentional or reckless violation of any federal, state, or local statute, rule, or regulation, including but not limited to financial reporting practices.

3.6 Nothing in this Agreement is an admission of liability or wrongful conduct. BNC and Mr. Strayhorn agree that the payments made and other consideration received under this Agreement are not and shall not be considered an admission by any BNC Releasee or by any Strayhorn Releasee of any legal liability or act of wrongdoing or discrimination on the part of BNC or of any legal liability, acts of wrongdoing, or poor performance on the part of Mr. Strayhorn, nor shall they be used as evidence or as an admission by any BNC Releasee or Strayhorn Releasee of liability, wrongdoing, poor performance, or discrimination.

3.7 Cooperation. (a) Mr. Strayhorn agrees that he shall make himself available as reasonably requested by BNC to assist BNC in any investigations, litigation, arbitration, administrative hearings, or other legal proceedings in which Mr. Strayhorn is named as a party or has knowledge relevant to the proceeding. Mr. Strayhorn acknowledges and agrees that his assistance may include but shall not be limited to providing information or documents, providing declarations or statements to BNC, meeting with attorneys or other representatives of BNC, preparing for and giving depositions or testimony, and otherwise reasonably cooperating in the investigation, defense, or prosecution of the proceedings. Mr. Strayhorn further acknowledges and agrees that the services and advice to be performed by him under this section 3.7 may require that he be available to appear at various locations to consult with BNC’s employees or attorneys and to appear at various hearings in which BNC or Mr. Strayhorn may be named as a party. Mr. Strayhorn hereby covenants that he will use his best efforts to make himself available to attend meetings or hearings as reasonably requested by BNC under this section 3.7. If Mr. Strayhorn voluntarily cooperates at BNC’s request under this section 3.7(a) after the Severance Date, BNC shall pay Mr. Strayhorn at a daily rate of $1,000, plus any reasonable lodging and travel expenses actually incurred.

(b) Unless compelled to do so by valid subpoena, court order, or other valid government action, each party also promises not to encourage, counsel, or assist any third party in the preparation or prosecution of any civil disputes, differences, grievances, claims, charges, or complaints against any of the Strayhorn Releasees or BNC Releasees. If any party receives notice that he is required to provide testimony or information in any context about Mr. Strayhorn or BNC to a third party, such party agrees to inform Mr. Strayhorn/W. Swope Montgomery Jr., President and Chief Executive Officer or such other person who is then President and Chief Executive Officer of BNC in writing of the notice within 72 hours after receiving the notice. Each Party agrees thereafter to cooperate with the reasonable requests of BNC in responding (if necessary) to the legal process.

(c) Each of the Parties shall provide reasonable cooperation to one another to carry out the terms of this section 3.7 and shall execute any additional documents that are reasonably necessary to carry out the terms of this section 3.7.

3.8 Revocability. Mr. Strayhorn does hereby acknowledge and agree as follows:

(a) This Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date this Agreement is executed by the Parties,

(b) This Agreement specifically applies to any rights or claims Mr. Strayhorn may have against BNC under the Federal Age Discrimination in Employment Act of 1967,

(c) The consideration provided for in this Agreement is in addition to that to which Mr. Strayhorn is already entitled,

(d) This Agreement shall be revocable by Mr. Strayhorn by giving written notice of revocation to W. Swope Montgomery, President and Chief Executive Officer, 831 Julian Avenue, Thomasville, North Carolina 27361, fax number (336) 889-8451, for a seven-day period after execution of this Agreement by Mr. Strayhorn. Accordingly, this Agreement shall not become effective or enforceable any earlier than the expiration of the seven-day revocation period, and

(e) Having read this Agreement carefully and knowing the contents of this Agreement, Mr. Strayhorn freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of his right to and has been given a chance to consult with and review this Agreement with an attorney of his choice before signing this Agreement, and has been given a period of 21 days within which to consider whether to sign this Agreement. If Mr. Strayhorn shall have chosen to waive this 21-day period, he acknowledges that he was given a reasonable time within which to consider this Agreement and that his waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone associated with BNC.

ARTICLE 4

TAXES

4.1 Taxes. (a) Mr. Strayhorn acknowledges and agrees that he is solely responsible for all tax obligations, if any, that may arise as a consequence of this Agreement. Mr. Strayhorn acknowledges and agrees that BNC has made no representations to him regarding the tax consequences of any amounts received by him under this Agreement. Mr. Strayhorn covenants to pay federal and state taxes, if any, that may become due and owing on account of benefits paid to him under this Agreement. If any governmental entity makes a claim or assessment against BNC for any amount the governmental entity contends should have been deducted from benefits paid to Mr. Strayhorn or should have been paid as part of Mr. Strayhorn’s tax liability, including but not limited to any employee deductions under FICA (Social Security), state or federal unemployment tax, or state or federal income tax, Mr. Strayhorn expressly agrees to indemnify and hold harmless BNC from any such amount and any cost, assessments, fines, penalties, interest, attorneys’ fees, or other damages or expenses reasonably incurred by BNC because of the claim or assessment; provided, however, that such indemnification and hold harmless obligations shall not extend to any penalties or interest as a result of BNC’s failure to file a Form 1099 or W-2, as applicable, or to withhold amounts set forth or required to be set forth thereon by the Internal Revenue Code.

(b) Mr. Strayhorn warrants, represents, and agrees that he is not relying on the advice of BNC or any of the BNC Releasees concerning the legal, income tax, or other consequences of any kind arising out of this Agreement. Accordingly, Mr. Strayhorn hereby releases and holds the BNC and the other BNC Releasees harmless from all claims, causes of action, or other rights of any kind that Mr. Strayhorn might otherwise be able to assert because the legal, income tax, or other consequences of this Agreement prove to be other than those anticipated by Mr. Strayhorn.

4.2 Code section 409A compliance. (a) The Parties intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when Mr. Strayhorn’s employment terminates Mr. Strayhorn is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Article 2, will result in additional tax or interest to Mr. Strayhorn because of section 409A, then despite any contrary provision of this Agreement Mr. Strayhorn shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of Mr. Strayhorn’s employment, (y) the date of Mr. Strayhorn’s death, or (z) any earlier date that does not result in additional tax or interest to Mr. Strayhorn under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Mr. Strayhorn in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject Mr. Strayhorn to additional tax or interest under section 409A, BNC shall reform the provision. However, BNC shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Mr. Strayhorn to additional tax or interest, and BNC shall not be required to incur any additional compensation expense as a result of the reformed provision. Notwithstanding, the parties agree that this Section 4.2 shall not apply to Section 2.2.

(b) If the time and form of payments specified hereunder would be considered a change in the time and form of payments of deferred compensation provided by the Employment Agreement that is superseded by this Agreement, the Parties intend that the transition rules of IRS Notice 2007-86 shall apply (as an election or amendment to change a time and form of payment made on or after January 1, 2008 and on or before December 31, 2008 for amounts not otherwise payable in 2008, without causing to be paid in 2008 an amount that would not otherwise payable in 2008).

ARTICLE 5

PUBLIC STATEMENTS

5.1 References and Public Announcement. (a) The Parties have agreed upon the wording of the Form 8-K Item 5.02 disclosures to be made by BNC in the Form 8-K that BNC must file with the Securities and Exchange Commission because of Mr. Strayhorn’s termination. A true and correct copy of the Form 8-K text agreed upon by the Parties is attached hereto as Exhibit A.

(b) In any public communication regarding the reason for Mr. Strayhorn’s departure, each of the Parties agrees that it will communicate substantially the substance of the Form 8-K. The Parties shall each undertake reasonable steps to ensure that any material inquiries by governmental, regulatory, or taxing authorities regarding Mr. Strayhorn’s departure from BNC are directed to Swope Montgomery.

(c) Mr. Strayhorn shall direct future prospective employers to contact Swope Montgomery for information regarding Mr. Strayhorn’s former employment with BNC. If contacted by any prospective employer, BNC shall communicate only (x) substantially the substance of the press release concerning the reasons for Mr. Strayhorn’s departure from BNC and (y) the dates of Mr. Strayhorn’s employment, the positions he held, and his salary.

5.2 Non-disparagement. Mr. Strayhorn agrees that he will not criticize, denigrate, or otherwise disparage BNC or any BNC Releasee (including without limitation BNC’s past or present agents, officers, directors, representatives, or employees), or any of BNC’s products, services, policies, procedures, practices, business ethics, standards of business conduct, methods or manner of doing business, or financial performance to anyone, including without limitation members of the media, regulators, analysts, and governmental agencies, or to BNC’s customers, employees, vendors, shareholders, investors, or competitors, or make any other statements to any such persons that reasonably could be expected to impair the goodwill or reputation of BNC or any BNC Releasee. BNC agrees that the members of the board of directors of BNC and the corporate officers of BNC will not criticize, denigrate, or otherwise disparage Mr. Strayhorn or any Strayhorn Releasee to anyone, including without limitation members of the media, regulators, analysts, and governmental agencies, or to BNC’s customers, employees, vendors, shareholders, investors or competitors, or make any other statements to any such persons that reasonably could be expected to impair the reputation of Mr. Strayhorn or any Strayhorn Releasee.

ARTICLE 6

CONFIDENTIALITY AND AGREEMENT NOT TO COMPETE

Concurrently with Mr. Strayhorn’s execution and delivery of this Agreement to BNC Mr. Strayhorn has executed and delivered to BNC the Noncompetition and Confidentiality Agreement in the form attached hereto as Exhibit B. Mr. Strayhorn’s entitlement to benefits and payments under this Agreement is conditional upon his compliance with the terms of the Noncompetition and Confidentiality Agreement, which is incorporated herein by this reference.

ARTICLE 7

MISCELLANEOUS

7.1 Governing Law and Interpretation. This Agreement shall be interpreted under the laws of the State of North Carolina, without regard to principles of conflicts of law. This Agreement has been negotiated and drafted jointly by the Parties. This Agreement shall be construed as a whole according to its fair meaning. Any uncertainty or ambiguity shall not be construed strictly for or against either party based on attribution of drafting to any party.

7.2 Severability. The Parties desire that the provisions of this Agreement be enforced to the fullest extent permitted by law. If any particular section, subsection, or other portion of this Agreement is held invalid or unenforceable as written, the section, subsection, or other portion shall be modified as necessary so that it is valid or enforceable as modified. The modification shall not affect the remaining provisions of this Agreement. If any section, subsection, or other portion of this Agreement is held invalid or unenforceable and cannot be modified to be valid or enforceable, then the Agreement shall be construed as if that section, subsection, or other portion were deleted, and all remaining terms and provisions shall be enforceable in law or equity in accordance with their terms.

7.3 Entire agreement. (a) This Agreement, the attached Noncompetition Agreement, and the SERP and the Split Dollar Agreement set forth the entire agreement between the Parties. Any prior agreements between or directly involving the Parties to this Agreement, including but not limited to the Employment Agreement, are superseded by the terms of this Agreement and are therefore rendered null and void.

(b) The only consideration for Mr. Strayhorn’s execution of this Agreement is that set forth in this Agreement. No other promise or agreement of any kind has been made to or with Mr. Strayhorn by any person or entity to induce Mr. Strayhorn to execute this document.

(c) Mr. Strayhorn acknowledges and agrees that this Agreement is a legally binding release, that by signing this Agreement he is hereafter barred from instituting claims against BNC in the manner and to the extent set forth in Article 3, and that this Agreement is final and binding.

7.4 Amendments. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties.

7.5 Arbitration. Any unresolved dispute or controversy arising under this Agreement shall be settled exclusively by arbitration conducted by a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held in Thomasville, North Carolina if initiated by Mr. Strayhorn or in Charlotte, North Carolina if initiated by BNC. The arbitrator shall not have the authority to add to, detract from, or modify any provision of this Agreement (except as may be necessary under section 7.2) or to award punitive damages to any injured party. The arbitrator shall have the authority to order compensatory damages, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses associated with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by Mr. Strayhorn and by BNC. The party losing the arbitration shall reimburse the party who prevailed for all fees and expenses the prevailing party paid according to the preceding sentence. Despite the foregoing, either Party may seek injunctive relief in a court of competent jurisdiction for any breach or threatened breach by the other Party of its obligations under this Agreement, including those obligations set forth in section 5.2 or in the Noncompetition and Confidentiality Agreement for which injunctive relief may be available under this Agreement, under the Noncompetition and Confidentiality Agreement, or under applicable law.

7.6 Headings. The headings included in this Agreement are for convenience only and do not limit, alter, or otherwise affect the matters contained in this Agreement.

7.7 Counterparts. This Agreement may be executed in counterparts, including copies transmitted by facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. Signatures transmitted by facsimile or electronic mail shall have the same force and effect as original signatures.

7.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing addressed as follows. If to BNC, notice shall be addressed to BNC Bancorp, Attention: W. Swope Montgomery Jr., President and Chief Executive Officer, 831 Julian Avenue, Thomasville, North Carolina 27361-1148. If to Mr. Strayhorn, notice shall be addressed to Mr. Ralph N. Strayhorn III at 2201 Rhododendron Court, Charlotte, North Carolina 28205. Notice shall be deemed given and shall be effective upon the occurrence of (x) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, or (y) delivery to the recipient’s address by overnight delivery (for example, FedEx, UPS, or DHL or other commercial delivery service). Either party may change the address for notice by notifying the other party of the change in accordance with this section 7.8.

7.9 Legal effect of this Agreement. The Parties hereto acknowledge that they have read this Agreement, that they have been given the opportunity to have the Agreement fully explained to them by counsel of their own choice, and that they are fully aware of the contents of this Agreement and of its legal effect. This Agreement may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of this Agreement.

PLEASE READ CAREFULLY. BY SIGNING BELOW YOU ATTEST THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE OR MAY HAVE HAD AGAINST THE OTHER PARTY TO THIS AGREEMENT.

Date: June 21, 2008	/s/ Ralph N. Strayhorn III
Ralph N. Strayhorn III

BNC BANCORP

Date: June 23, 2008	By:	/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery Jr.
President and CEO

BANK OF NORTH CAROLINA

Date: June 23, 2008	By:	/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery Jr.
President and CEO

Exhibit B

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of this 16th day of June, 2008, by and among BNC Bancorp, a North Carolina corporation, Bank of North Carolina, a North Carolina-chartered bank and wholly owned subsidiary of BNC Bancorp (the “Bank”), and Ralph N. Strayhorn III (the “Executive”).

WHEREAS, the Executive’s service as an officer and director of BNC Bancorp and the Bank is terminating on June 16, 2008,

WHEREAS, the Executive possesses skills of a special, unique, and unusual character, which therefore have distinctive value,

WHEREAS, the Executive is familiar with BNC Bancorp’s and the Bank’s business, operations, and properties, and during the time the Executive has been employed by the Bank he has accumulated extensive banking experience and he has established valuable business and client contacts in the market areas served by BNC Bancorp and the Bank,

WHEREAS, the Executive entered into an employment agreement with BNC Bancorp and the Bank providing for payment of severance benefits after termination of the Executive’s employment, conditioned upon the Executive first entering into this Agreement, and

WHEREAS, the Executive’s employment has terminated or terminates effective June 16, 2008, and severance benefits therefore will become payable under his employment agreement after execution of this Agreement.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

AGREEMENT NOT TO COMPETE

1.1 Noncompetition. (a) Agreement not to compete. The Executive hereby agrees that until June 16, 2010 he shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization –

(1) engage as an employee, officer, director, manager, salesperson, consultant, independent contractor, representative, or other agent in providing Banking Services (as defined below) on behalf of any other person, firm, corporation, or other business organization that is a competitor of the Bank or its Affiliates (as defined below) in Davidson County, any counties contiguous thereto, any counties in which the Bank or any of its Affiliates has an office, or any counties from which the Bank or any of its affiliates derives revenue that, in the sole judgement of the Bank, is significant,

(2) provide Banking Services to any Client (as defined below),

(3) make any statement or take any actions that, in the sole judgement of the Bank, interfere with the Bank’s or its Affiliates’ business relationships with any Client, including but not limited to any statements that are harmful to the reputation of the Bank or any of its Affiliates or their standing in the communities they serve,

(4) except on behalf of the Bank or its Affiliates as may be requested by the Bank, make contact either directly or indirectly with any Client, nor shall the Executive otherwise induce or encourage any Client to enter into any business relationship with any person, firm, corporation, or other business organization other than the Bank or its Affiliates relating to Banking Services or banking business of any type,

(5) entice or encourage any person employed by or associated with the Bank or its Affiliates as an employee, officer, director, manager, salesperson, consultant, independent contractor, representative, or other agent to serve as an employee, officer, director, manager, salesperson, consultant, independent contractor, representative, or other agent of any person, firm, corporation, or other business organization other than the Bank or its Affiliates, or

(6) take any actions interfering with the Bank’s or its Affiliates’ property rights in lists of clients, or otherwise diminish the value of such lists to the Bank or its Affiliates.

(b) Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” means any entity, corporation, or other business organization controlled by the Bank, controlling the Bank, or under common control with the Bank, including but not limited to any subsidiaries of the Bank, any company controlling the Bank, or any company under common control with the Bank.

(c) Definition of Banking Services. For purposes of this Agreement, the term “Banking Services” means retail or commercial banking business, and all other services customarily provided by banks or otherwise provided by the Bank or its Affiliates; provided, however that the term Banking Services specifically excludes asset and trust management, wealth management, and investment services. The Bank understands that the Executive intends after termination of his employment with the Bank to engage in the business of providing asset and trust management, wealth management, and investment services and that the Executive may do so in markets in which the Bank conducts business and to customers that are or may be Clients of the Bank.

(d) Definition of Client. For purposes of this Agreement the term “Client” means all persons, firms, corporations, entities, or business organizations who are or were customers or clients of the Bank or any of its Affiliates –

(1) on the date of this Agreement,

(2) on the date the Executive’s termination from active service with the Bank becomes effective,

(3) at any time during the two-year period before the Executive’s termination from active service with the Bank becomes effective, and

(4) any persons who become clients of the Bank or any of its Affiliates hereafter who were identified by a representative of the Bank or its Affiliates, but only if those persons are identified as prospective clients in writing by the Bank to the Executive when the Executive’s termination from active service becomes effective.

1.2 Period of time and scope. The Executive acknowledges and agrees that the duration and scope of the noncompetition provision set forth in section 1.1 are reasonable and necessary to protect the legitimate business interests of BNC Bancorp and the Bank and that they do not interfere unduly with the Executive’s personal or economic freedoms. The Executive acknowledges that his willingness to execute and comply with this Agreement was an essential condition to BNC Bancorp’s and the Bank’s willingness to enter into the separate employment agreement with the Executive. If a court of competent jurisdiction or a dispute resolution proceeding authorized hereunder and to which BNC Bancorp and the Bank have agreed to be subject nevertheless holds that the duration or scope, including but not limited to geographic scope, of this Agreement is unreasonable, invalid, or unenforceable, the duration or scope shall be reduced or reformed to the extent necessary so that section 1.1 may be enforced by BNC Bancorp and the Bank during such period and for such scope as are held to be reasonable, valid, and enforceable.

1.3 Understandings. It is understood by and between the parties hereto that the Executive’s covenants in section 1.1 are an essential element of this Agreement and that, but for the agreement of the Executive to comply with such covenants, BNC Bancorp and the Bank would not have entered into the Separation Agreement and Full and Final Release of Claims with the Executive. BNC Bancorp and the Bank and the Executive have independently consulted with or have had the opportunity to independently consult with their respective counsel concerning the reasonableness and validity of such covenants.

ARTICLE 2

CONFIDENTIALITY

2.1 Nondisclosure. The Executive shall not reveal to any person, firm, corporation, or other business organization any confidential information of any nature concerning the Bank or its Affiliates, their business, or anything connected therewith. As used in this Article 2, the term “confidential information” means all of the Bank’s and its Affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms, or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists or client lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Notwithstanding the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Bank or its Affiliates, and (y) otherwise than by or at the direction of the Executive. This section 2.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency.

2.2 Return of materials. The Executive agrees to deliver or return to the Bank all written confidential information furnished by the Bank or its Affiliates or prepared by the Executive in connection with his services to the Bank. The Executive shall retain no copies thereof after termination of this Agreement or termination of the Executive’s employment with the Bank.

2.3 Injunctive relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to BNC Bancorp and the Bank if the Executive fails to observe the obligations imposed on him by this Article 2. Accordingly, if BNC Bancorp or the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to BNC Bancorp or the Bank, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

2.4 Survival of common law protection. During and after the term of this Agreement, in addition to the protection thereof given by this Agreement the confidential information of the Bank and its Affiliates shall be entitled to all such protections as may be available under applicable law and the Bank and its Affiliates may seek to enforce any of its rights with respect thereto.

2.5 Creative work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of the employment agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by BNC Bancorp and the Bank. The Executive hereby assigns to BNC Bancorp and to the Bank all rights, title, and interest, whether copyright, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

2.6 Rights and obligations survive termination of this Agreement. The rights and obligations set forth in this Article 2 shall survive termination of this Agreement.

ARTICLE 3

SPECIFIC PERFORMANCE

The Executive’s covenants contained in Articles 1 and 2 shall survive termination of the Executive’s employment with the Bank for any reason, and shall be enforceable after such termination. Without intending to limit the remedies available to BNC Bancorp and the Bank, the Executive agrees that damages at law are an insufficient remedy for violation by the Executive of his covenants contained in this Agreement. Accordingly, the Executive hereby agrees that either or both of BNC Bancorp or the Bank may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of such Articles, in each case without proof of actual damages, in addition to any other remedies that may be available under applicable law. The Executive hereby waives the claim or defense that an adequate remedy at law is available to BNC Bancorp or the Bank, and the Executive agrees not to urge in any action or proceeding the claim or defense that an adequate remedy at law exists.

Without limiting the generality of the foregoing, without limiting the remedies available to BNC Bancorp or the Bank for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Articles 1 or 2 he shall forfeit on his own behalf and that of his beneficiary(ies) any rights to and interest in any severance or other benefits under the Separation Agreement and Full and Final Release of Claims and the Separation Agreement and Full and Final Release of Claims shall thereafter be null, void, and of no further force or effect.

ARTICLE 4

MISCELLANEOUS

4.1 Successors and assigns. Without written consent of the other party, neither BNC Bancorp and the Bank nor the Executive shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. However, any merger or consolidation of the Bank (or any direct or indirect parent thereof) or any sale or transfer of all or substantially all of the stock or assets of the Bank (or any direct or indirect parent thereof) shall be considered an assignment expressly agreed to and consistent with the terms of this Agreement and shall not be considered a violation of this Agreement.

This Agreement shall be binding upon the parties hereto and their heirs, personal representatives, successors, and permitted assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

4.2 Governing law. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

4.3 Entire agreement. This Agreement, as well as the Separation Agreement of even date and this documents referenced therein at Section 7.3(a), set forth the entire agreement of the parties with respect to the subject matter and any oral or written statements, representations, agreements, or understandings not set forth in this Agreement that were made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

4.4 Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to 2201 Rhododendron Court, Charlotte, North Carolina 28205, and properly addressed to BNC Bancorp or the Bank if addressed to BNC Bancorp, 831 Julian Avenue, Thomasville, North Carolina 27361-1148, Attention: Corporate Secretary.

4.5 Severability. In the case of conflict between any provision of this Agreement and any governing statute, law, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction or in a dispute resolution proceeding to which BNC Bancorp and the Bank have agreed to be subject to be indefinite, invalid, void, voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

4.6 Captions and counterparts. The captions in this Agreement exist solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

4.7 Amendment and waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party to enforce each and every provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE	BNC BANCORP

/s/ Ralph N. Strayhorn III	By:	/s/ W. Swope Montgomery, Jr.
Ralph N. Strayhorn III
	Its:	President and CEO

BANK OF NORTH CAROLINA

	By:	/s/ W. Swope Montgomery, Jr.

	Its:	President and CEO